Exhibit 23.2


                            CONSENT OF KPMG LLP

The Board of Directors
Galileo International, Inc.:

         We consent to the incorporation by reference in this registration statement on Form S-3 of Cendant Corporation of our report dated January 26, 2001, except as to Note 15 which is as of February 22, 2001, with respect to the consolidated balance sheets of Galileo International, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of Cendant Corporation dated October 15, 2001.

/s/ KPMG LLP

Chicago, Illinois
April 17, 2002